Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100

NEWS RELEASE

Mission Resources Acquires Additional Working Interests in Operated Properties

HOUSTON, December 22, 2004 – Mission Resources Corporation (NASDAQ: MSSN) today announced that it has acquired additional working interests in the Chocolate Bayou, Southwest Lake Boeuf, Backridge and West Lake Verret fields for approximately $11 million, before customary adjustments. The net reserves attributable to the interests being acquired are approximately 6.4 billion cubic feet of gas equivalent and the net daily production volumes equal approximately 2.3 million cubic feet of gas equivalent. The interests acquired approximately double Mission’s current ownership in the fields and Mission currently is the operator of these fields. The acquisition was funded by the company’s senior secured revolving credit facility.

The following table more fully describes the properties.

Field	County/Parish	State	WI Acquired
Chocolate Bayou	Brazoria	Texas	27.5%
Southwest Lake Boeuf	Lafourche	Louisiana	45.9%
Backridge	Cameron	Louisiana	45.4%
West Lake Verret	St. Martin	Louisiana	51.0%

“We are pleased to take this additional step in our action plan, which includes aggressively pursuing acquisitions of producing properties,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “We are looking to increase ownership in our current property base while continually seeking other transactions.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com